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                                                                          Northern Illinois Gas Company
                                                                          Form 10-Q
                                                                          Exhibit 12.01


                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                           Twelve
                                        Months Ended
                                          March 31                    Year Ended December 31
                                            1997        1996      1995      1994       1993      1992

Earnings available to cover fixed charges:

 Net income                             $ 100,834    $ 107,106 $  85,448 $  93,078  $  94,935 $  91,239

 Add:  Income taxes                        60,126       63,579    49,881    50,958     52,890    49,578

       Fixed charges                       48,714       46,747    39,400    37,729     40,960    41,648

       Allowance for funds used
         during construction                  (11)          (5)     (911)     (151)       (64)     (915)

 Total                                  $ 209,663    $ 217,427 $ 173,818 $ 181,614  $ 188,721 $ 181,550


Fixed charges:

 Interest on debt                       $  45,753    $  43,762 $  38,129 $  36,726  $  38,949 $  39,773

 Other interest charges and
   amortization of debt discount,
   premium and expense, net                 2,961        2,985     1,271     1,003      2,011     1,875

 Total                                  $  48,714    $  46,747 $  39,400 $  37,729  $  40,960 $  41,648


Ratio of earnings to fixed charges           4.30         4.65      4.41      4.81       4.61      4.36
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